SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No.1)*


                         WESTERN FIDELITY FUNDING, INC.
              -----------------------------------------------------
                                (Name of Issuer)

                         $0.0001 Par Value Common Stock
              -----------------------------------------------------
                         (Title of Class of Securities)

                                  958176 10 9
              -----------------------------------------------------
                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 958176 10 9                 13G                    Page 2 of 5 Pages



--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Gene E. Osborn
       ###-##-####

--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]


--------------------------------------------------------------------------------
   3   SEC USE ONLY




--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION



      U. S. Citizen
--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES            1,487,500 shares
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             -0-
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH             1,487,500 shares
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                      -0-
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,487,500 shares

--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       56.4%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                                                             Page 3 of 5 Pages



Item 1.     (a)   Name of Issuer:
                  See Page 1

            (b)   Address of Issuer's Principal Executive Offices:
                  4704 Harlan Street, Suite 260, Denver, CO 80212

Item 2.     (a)   Name of Person Filing:
                  See Item 1 of Page 2

            (b)   Address of Principal Business Office:
                  4704 Harlan Street, Suite 260, Denver, CO 80212

            (c)   Citizenship:
                  See Item 4 of Page 2

            (d)   Title of Class of Securities:
                  See Page 1

            (e)   CUSIP Number:
                  See Page 1

Item 3.     (a) through (h)
             Not Applicable

                                                             Page 4 of 5 Pages



Item 4.     Ownership.

            (a) Amount bveneficially owned: (as of December 31, 1996) See Item 9 of Page 2

            (b)  Percent of class:
                 See Item 11 of Pasge 2

            (c)  Number of shares as to which person has:
                 (i)     sole power to vote or to direct the vote
                         See Item 5 of Page 2
                 (ii)    shared power to vote or to direct the vote
                         See Item 6 of Page 2
                 (iii) sole power to dispose or to direct the disposition of See Item 7 of Page 2
                 (iv) shared power to dispose or to direct the disposition of See Item 8 of Page 2

Item 5.     Ownership of Five Percent or Less of a Class.
            Not Applicable

Item 6. Ownership of More Than Five Percent on Behalf of Another Person. Not Applicable

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.
            Not Applicable

Item 8.     Identification and Classification of Members of the Group.
            Not Applicable

Item 9.     Notice of Dissolution of Group.
            Not Applicable

Item 10.    Certification.

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                                             Page 5 of 5 Pages

                                  Signature


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 12, 1997

By: /s/ Gene E. Osborn
   -------------------------------
   Gene E. Osborn